Exhibit 12.1

NexGenT, Inc.

135 N. 2nd Avenue, 6th Floor

Phoenix, Arizona 85003

October 28, 2021

To the Board of Directors:

We are acting as counsel to NexGenT, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 36,000,000 units (the “Units”), each Unit consisting of 1 share of Class B Common Stock, par value $0.00001 (the “Class B Common Stock”), for an aggregate of up to 36,000,000 shares of Class B Common Stock (the “Shares”), and one warrant to purchase one-half share of Class B Common Stock (each a “Warrant”), for an aggregate of up to 36,000,000 Warrants, as well as the up to an aggregate of 18,000,000 shares of Class B Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

In connection with the opinion contained herein, we have examined the offering statement, the certificate of incorporation and the amended and restated certificate of incorporation approved by the Board of Directors and the Company’s stockholders, the bylaws, the minutes of meetings of the Company’s board of directors, the form of Warrant and warrant agreement proposed to be entered into by the Company, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In making our examination of documents, we have assumed that each party to any such document has satisfied those requirements that are applicable to it to the extent necessary to make such document a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

 We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that

1.	The Shares being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.
2.	The Warrants being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
3.	The Warrant Shares have been authorized and reserved for issuance and such Warrant Shares, when issued and delivered by the Company in accordance with the terms and conditions of the Warrants against payment of the exercise price therefor and when issued in the manner described in the offering statement, will be legally and validly issued, fully paid and non-assessable.
4.	The Units being sold pursuant to the offering statement are duly authorized.

Our opinion that any document is legal, valid and binding is qualified as to:

(a)  limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)  rights to indemnification and contribution which may be limited by applicable law or equitable principles; and

(c)  general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the filing of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP

CD/JO